SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Center Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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Company Response to Queries from a Newspaper

1. You mentioned in the earnings news release that you are committed to improving profitability. What specific strategies do you have in mind? New products and services? Acquisitions?

Achieving improved profitability returns, increasing long-term shareholder value and improving the attractiveness and ultimate value of our franchise are top priorities at Center Bancorp. Accelerating the growth of fee income and reducing expenses to help improve profitability is an important element of our strategy. Among our initiatives to increase fee income are fee-producing sources such as insurance and annuity products, and the origination and sale of mortgages. In addition, fees from our commercial loan portfolio are increasing as we expand the portfolio and become more aggressive in building fees into loan pricing.

2. Operating efficiency was particularly high in the 4th quarter. What's your strategy for cutting expenses and improving efficiency?

In 2006 we implemented initiatives to increase branch profitability as well as to reduce salaries and benefits and overtime expense. This year, we are also considering various outsourcing opportunities and instituting other operating expense controls.

3. The company said that the board decided not to nominate Mr. Seidman to a board seat. What threat would he pose to your strategic plan?

Since announcing our plan in early 2006 to restructure the Company's balance sheet and improve profits, we have successfully grown both loans and deposits. As we mentioned in our recent press release, our stock price has responded well. We believe that Mr. Seidman is focused on a desire to sell the Company and receive a short-term gain on the shares he has acquired. Given his history of conflict with federal bank regulators and other bankers, we believe that Mr. Seidman would pose a needless distraction and an impediment to achieving our objective of delivering long-term value to our shareholders.

4. In his letter, Mr. Seidman cited a $200,000 expense to a third party service provided to customers. Can you reveal what that expense is, specifically?

This expense is for compensating commercial cash management clients who obtain earnings credits determined by the Bank in compensating for interest-free deposits with the Bank. These credits are used to offset the services provided by the Corporation in servicing these relationships whether the services are provided directly or through third-party service providers. This is a normal and customary practice in the banking industry. The expense increased for the period as a direct result of increased balances related to these customer relationships and services used. This indirectly benefits our net interest margin and increases our profitability.

ADDITIONAL INFORMATION

In connection with Center Bancorp, Inc.’s (“Center”) 2007 Annual Meeting, Center plans to file a proxy statement with the Securities and Exchange Commission. CENTER SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by Center with the Securities and Exchange Commission in connection with the 2007 Annual Meeting through the Securities and Exchange Commission’s web site at www.sec.gov. Shareholders may also obtain free copies of the proxy statement and other documents filed by Center in connection with the 2007 Annual Meeting by directing a request to: Center Bancorp, Inc. at 2455 Morris Avenue, Union, New Jersey 07083, Attention: Anthony C. Weagley, Chief Financial Officer.

CENTER BANCORP, INC. PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) of the Securities Exchange Act of 1934, as amended, Center and its directors and nominees may be deemed to be participants. Certain of these persons hold direct or indirect interests in Center’s common stock as follows:

NAME OF DIRECTOR/NOMINEE	BENEFICIAL OWNERSHIP(1)

Hugo Barth, III	139,804 (2)
Kenneth W. Battiato	9,049
Alexander A. Bol	67,563
Brenda Curtis	49,745
John J. Davis	221,771(3)
John J. DeLaney, Jr.	1,400
Donald G. Kein	139,152(4)
James J. Kennedy	50,123
Stephen J. LaMont	10,838
Paul Lomakin, Jr.	156,428(5)
Eugene V. Malinowski	47,399
Herbert Schiller	55,117
Norman F. Schroeder	107,381(6)
William A. Thompson	47,399(7)

(1) Unless otherwise indicated, each of the named participants possesses sole voting and investment power with respect to the shares beneficially owned. Shares covered by stock options are included in the table to the extent that they are exercisable within 60 days from the date of this letter.
(2) Includes 48,578 shares owned by Mr. Barth’s wife or jointly with Mr. Barth’s wife.
(3) Includes 623 shares owned jointly with Mr. Davis’ wife.
(4) Includes 36,750 shares owned by Mr. Kein’s wife.
(5) Includes 78,164 shares owned by Mr. Lomakin’s wife.
(6) Includes 35,205 shares held by trusts of which Mr. Schroeder is the trustee and 455 shares owned by Mr. Schroeder’s child.
(7) Includes 9,593 shares held by Mr. Thompson’s wife and children.